PAX WORLD MONEY MARKET FUND, INC.

                           MMA PRAXIS CLASS OF SHARES

                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940

     The Distribution and Service Plan (the "Plan") is adopted by Pax World Money Market Fund, Inc. (the "Fund") on behalf of the MMA Praxis Class of shares of the Fund in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

     1. The Fund and Reich & Tang Distributors, Inc. (the "Distributor"), have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's MMA Praxis Class of shares. Pursuant to the Distribution Agreement, with respect to the MMA Praxis Class of shares, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's MMA Praxis Class of shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal.

     2. The Fund and the Distributor have entered into a Shareholder Servicing Agreement with respect to the MMA Praxis Class of shares of the Fund, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor will be paid a service fee for providing or for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by us or our transfer agent.
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     3. The Adviser and the Sub-Adviser may make payments from time to time from their own resources, which may include the advisory fees, sub-advisory fees and administrative services fees received by the Adviser and the Sub-Adviser from the Fund and from other companies, and past profits for the following purposes:

     (i) to pay the costs of, and to compensate others, including organizations whose customers or clients are MMA Praxis Class Fund Shareholders
("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Fund;

     (ii) to compensate Participating Organizations for providing assistance in distributing the Fund's MMA Praxis Class of shares; and

     (iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's MMA Praxis Class of shares.

The Distributor may also make payments from time to time from its own resources, which may include the service fee and past profits for the purpose enumerated in
(i) above. Further, the Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to (1) the Adviser for any fiscal year under the Advisory Agreement or the Sub-Adviser for any fiscal year under the Sub-Advisory Agreement or Administrative Services Agreement in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement in effect for

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that year or otherwise. The Advisory Agreement will also require the Adviser to reimburse the Fund for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

     4. The Fund will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in carrying out their obligations under the Shareholder Servicing Agreement with respect to the MMA Praxis Class of shares of the Fund or the Participating Organization agreement, as the case may be, and
(ii) preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor, the Adviser or the Sub-Adviser to Participating Organizations as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organizations.

     6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor, the Adviser and the Sub-Adviser, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

     7. The Plan became effective upon approval by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the

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Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     8. The Plan will remain in effect until January 31, 2000 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities of the MMA Praxis Class shares (as defined in the Act).

     10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the MMA Praxis Class shares of the Fund (as defined in the Act).


Dated: July 8, 1999, as amended on January 29, 2004.